Company Profile

After 125 years of operation, Darling International Inc. is the largest publicly-traded recycler of food processing by-products in the United States. The Company operates a fleet of approximately 1,000 trucks and tractor-trailers to collect raw materials from approximately 116,000 food service establishments, butcher shops, grocery stores and independent meat and poultry processors. These raw materials are processed through Darling’s nationwide network of production facilities. The used cooking oil from restaurants and the by-products from beef, pork and poultry processing industries that are collected by Darling are recycled into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world for use in the production of a wide variety of commercial goods. In addition, the Company provides critical grease trap collection services and sells used cooking oil collection equipment to food service establishments. By monitoring the food waste product cycle from beginning to end, Darling is an essential partner with the food industry in helping to protect the food chain, public health and the environment.
Coast-to-Coast Processing Facilities

Recent Highlights

In May 2006, Darling acquired one of the top five U.S. independent rendering companies, privately-held National By-Products, LLC (“NBP”), paying $141 million ($70.5 million cash and $70.5 million in DAR stock) for a business that traditionally produced EBITDA of $20-$30 million annually. NBP was a natural fit with Darling, having locations throughout the Midwest that created operating synergies, diversified Darling’s raw material supply, increased customer diversification and added experienced and skilled management personnel. Additionally, the acquisition expanded Darling’s shareholder base as well as share liquidity.

On October 24, 2007, Darling International’s common stock transferred and began trading on the New York Stock Exchange under DAR. The Company believes the listing will benefit its shareholders by increasing visibility among investors and analysts.

Business Strategy

Darling’s business strategy includes continued growth of the restaurant service segment customer base and continued management of the balance sheet to allow opportunistic, accretive acquisitions should they become available. In addition, Darling continues to evaluate opportunities in the alternative energy market and is prepared should an appropriate environment occur for Darling to participate in the production of alternative energies through its substantial ownership of fats and oils.
NYSE: DAR DARLING INTERNATIONAL INC. 251 O’Connor Ridge Blvd. Suite 300 Irving, TX 75038 Phone: 972-717-0300 Fax: 972-281-4449 E-mail: bphillips@darlingii.com Website: www.darlingii.com

Industry Overview

For over a century, Darling International has been serving the nation’s food industry. Over 50 billion pounds of inedible by-products are generated annually from meat packers, poultry processors and retail food stores, not including the quantities of used cooking oil collected from restaurants and food production facilities. The animal and food by-product recycling industry is “mission critical” in the food supply chain and is the most efficient and environmentally sound disposal alternative for a sustainable society.

Financial Data

$ millions (except per share)	2002	2003	2004	2005	2006	Unaudited 2007 (6 mo)
Net sales	261.1	323.3	320.2	308.9	407.0	298.0
Net income	8.0	18.1	13.9	7.7	5.1	19.1
Operating cash flow	37.3	42.3	45.8	31.9	39.9	46.0
Total assets	162.9	174.6	182.8	190.8	320.8	329.5
Long-term debt	68.4	55.6	54.6	49.5	83.0	63.5
Shareholders’ equity	35.9	55.3	67.2	73.7	151.3	172.1
Earnings per share	0.18	0.29	0.22	0.12	0.07	0.23

Share Data

Fiscal	2002	2003	2004	2005	2006	2007(6 mo)
52-wk closing range	$0.30	$1.72	$2.56	$3.26	$3.79	$5.03
	$1.90	$3.05	$4.75	$4.50	$5.55	$9.47
Avg shares out (mm) basic	45.0	62.6	63.8	63.9	74.3	80.5
Avg shares out (mm) diluted	45.6	63.2	64.5	64.5	75.3	81.8

Operating Data

Management Contacts

Randall C. Stuewe
Chairman and Chief Executive Officer
Chairman and CEO since February 2003. EVP at ConAgra Foods from 1996 to 1999; President of Gilroy Foods from 2000 to 2003; prior to that spent 12 years in management, sales and trading positions at Cargill.

John O. Muse
Exec. VP - Finance & Administration
EVP-Finance & Admin. since February 2000. Darling’s VP and CFO from 1997 to 2000; VP and General Manager at Consolidated Nutrition from 1994 to 1997; VP of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels-Midland Company. Serves on FM Global advisory board.

John F. Sterling
Exec. VP - General Counsel and Secretary
EVP & Secretary since August 2007. Prior to Darling, VP, General Counsel & Secretary at Pillowtex Corp from 1999 to 2007; Asst General Counsel and Asst Secretary at Pillowtex Corp from 1997 to 1999. Attorney at Thompson & Knight LLP from 1989 to 1997.

Brad Phillips
Treasurer
Treasurer since 1993. Darling’s Asst Treasurer from 1991 to 1993 and Asst Controller from 1988 to 1991. Accounting Manager of Republic Health Corp from 1984 to 1988; Arthur Andersen audit department from 1982 to 1984.

This material is intended for distribution to members of the professional investment community, and is for information purposes only and not an offer to sell securities of the company.
Prepared by Darling International Inc. Nov. 2007